Exhibit 10.1

Car Lease Agreement

UAN Cultural & Creative Co., LTD (“The Lessee”)

Contractor: Taiwan Life Insurance Co., LTD (“The Lesser”)

Hereby because of the issue of leasing a car, this agreement was made with the following terms which should be followed by both parties:

1.	The leasing item, period, and rent payment date: please check the lease attachment for details.

2.	Delivery and acceptance: upon signing this car lease agreement, it is considered that the Lesser delivered the leased car to the Lessee at the condition described in the agreement and the Lessee inspected/accepted it.

3.	Payment method: During the leasing period, the Lessee should make payment based on following method:

a.	One payment each month with full amount

4.	The Lessee’s responsibilities:

a.	The Lessee (including others with the Lessee’s permission to drive) should comply with all government’s regulations on car usage and transportation regulations, and try their best to take care of the car.

b.	The Lessee should follow the maintenance manual requirements, and service the leasing item at the Lesser’s designated vehicle maintenance company or the car company’s own maintenance stores.

c.	The Lessee is responsible for checking engine oil, brake oil, water, battery etc to keep the leased car in good shape. If any abnormal things (including if the odometer of the car is broken) are found out, the Lessee should repair it at the car company. In order to increase driving safety, the leased car should follow the maintenance requirements on the manual to get maintenance services; no oil additives, gasohol, break cleaning reagent, carbon removal reagent and other additives are allowed to use since they might damage the engine and other parts and therefore invalidate its warranty.

d.	During the leasing period, the Lessee cannot use the car as rental car, cannot sublease, pledge it , cannot use it as a race car, should not do road race with other vehicles or zigzag on the streets, should not over speed, especially not 60 km or more above speed limit which is considered as dangerous drive. The Lessee is prohibited to make noise by removing the muffler or other violation activities or to store illegal goods, and cannot allow a third party to possess or drive without driver’s license, and cannot violate road laws and other related transportation management rules. If car plate was suspended because of violation during the leasing period, the car should be given to the
Lesser to keep during the period of suspension. The Lessee should continue to pay the rent according to the lease.

e.	During the leasing period, if the Lessee’s business office and the car parking location change, the Lessee should notify the Lesser immediately.

f.	During the leasing period, the Lessee is responsible for any fines caused by violations of parking and transportation regulations, toll road fees, parking fees and other similar statutory fees or all derivative costs of applying a new plate as a result of plate losing, damaging, or changing caused by the Lessee. (The derivative costs refer to government fees, vehicle inspection, agency procedures, vehicle transportation and other related costs). If the Lesser makes advances, the Lessee should reimburse the Lesser immediately.

g.	During the leasing period, the Lessee is responsible for all costs of removing advertisements and the costs of repairing the damage caused by removing advertisements posted on the car or the advertisements that failed to comply with inspection requirements of management unit.

h.	The Lessee should return the car in its original condition to Lesser at the place both agreed when the lease ends. The Lessee will pay the repair for any damages related to this lease.

i.	The Lessee should notify the Lesser immediately when there are any damages regardless the causes.

5.	Maintained and repair fees:

a.	The Lessee is responsible for the exterior appearance and uncovered portion of the insurance.

b.	The Lessee is responsible for the regular maintenance and repairs.

6.	Insurances:

a.	The Lesser is responsible for the property damage liability, theft comprehensive and third party’s accidental liability coverage of this leased vehicle up to NT$11,000,000(500/1000/100), passenger’s liability coverage up to NT$12,000,000(300/1200), driver’s injury coverage up to NT$3,000,000 (plus medical payment up to NT$1,000 daily with maximum of 90 days) and two years’ warranty for two major parts (not including the third year). The leased vehicle will be repaired by repair shops designed by the Lesser or insurance company in case of accidents.

b.	The Lessee should call the police immediately in case of accidents and notify the Lesser in less than 24 hours. The Lesser is responsible for the damage if the insurance company declines the claims due to the delay of this notice.

c.	The Lessee should pay the deductible of NT$10,000 per accident.

d.	The Lessee will pay the amount above the insurance coverage and pay the whole deductible in case of theft accident.

e.	The Lessee will be responsible for all damages and pay the loss of the Lesser in case of accidents if an unlicensed driver drives this vehicle with the Lessee’s permission.

f.	Theft or total loss: the Lessee agrees to pay the deductible (10%) to the Lesser in case of theft or total loss during this lease period.

g.	The Lessee should notify the Lesser to adjust the rent in written form if the Lessee has many accidents. The Lessee should pay the new rent regardless the conditions.

7.	The Lesser’s liabilities:

a.	The Lesser is responsible for the tax and annual inspection fees. The Lessee should cooperate on this matter. The Lessee is responsible for the damage of the Lesser if the Lessee declines or delays the cooperation.

b.	The difference will be incorporated into the rent when the vehicle tax, annual inspection fees, sale tax, insurance and other costs are adjusted.

8.	Breach of the agreement:

a.	The Lessee should pay the rent and other fees in the designated date. The Lessee will pay 20% of interest starting from the due day and a 0.05% penalty fee. The Lesser will get the vehicle back.

b.	The Lessee agrees to the penalty as followed if the Lessee breaches the lease agreement or want to terminate the lease agreement before it expires:

i.	The Lessee pays 30% of the remaining rent if the agreement is terminated between 1st and 12th month.

ii.	The Lessee pays 40% of the remaining rent if the agreement is terminated between 13th and 24th month.

iii.	The Lessee pays 50% of the remaining rent if the agreement is terminated between the 25th and 30th month.

iv.	The Lessee pays 80% of the remaining rent if the agreement is terminated between the 31th and 36th month.

c.	If the Lesser doesn’t perform the 7th obligations of this agreement, the Lessee should notify Lesser to perform the obligations in written form. If the Lesser fail to negotiate with the Lessee in one month after receiving the written notice, the Lessee needs to notify the Lesser to terminate the agreement and doesn’t need pay the penalty.

9.	If the Lessee violates any terms of this agreement or the 1st , 2nd agreements of Term No. 8, the Lesser can keep the security deposit to offset the rent that the Lessee should pay. The Lesser doesn’t need follow the statutory procedures to take the leasing car back and terminate the agreement in advance and the related breach terms will be followed after the agreement is terminated in the following situations:

a.	when the paid notes suffered from low balance, refusing interaction, or other liability issues are returned or delayed or rent isn’t paid within the given extended deadline when it’s overdue,

b.	when the Lessee apparently cannot pay the rent because its credit is greatly damaged,

c.	when the Lessee receives provisional seizure, provisional execution or enforcement due to other debts, apply for bankruptcy/reconciliation/negotiation or declare closure for liquidation.

10.	Disclaimer clause:

a.	The Lessee agrees that the Lesser doesn’t hold liabilities for the defective design, manufacture and usage of the leased car, but the Lesser should try its best to assist the Lessee.

b.	The leased car is designated and inspected by the Lessee and is deemed suitable for normal usage. The Lesser purchases it and leases it to the Lessee.

c.	The Lessee is responsible for the repair cost of the worn parts during the lease period after the leased car is delivered to the Lessee.

d.	The Lessee agrees to waive the right of the Lesser’s flawless guarantee of the leased car; and the Lessee agrees not to refuse or delay to pay rent due to this.

11.	This lease agreement cannot be changed or modified without both parties’ agreement after the lease agreement and delivery form which govern the entire lease terms are agreed.

12.	This lease agreement and delivery form should be governed by the laws of the Republic of China. If there are matters not discussed here, they should follow the laws and regulations of the Republic of China. If there is a change with government’s related laws and regulations, the Lessee and Lesser should handle it together. If this agreement or, both parties agree to use the Taipei District Court of Taiwan as the initial jurisdiction court.

13.	This agreement is in duplicate. Each party has one copy.

Attachment:

Leasing Period	From Public of China Year 101, June 06 to Year 104, June 05th with the total of 36 months
The leasing car	Manufactory model	Bentley Continental Flying Spur 6.0 4D (manufacturing in 2005)
	Plate No.	33-3458
	Color	Blue
	Others	GPS, Digital TV, Insulation paper
Rent(including 5% sales tax)	Monthly rent	NT$169,800
	Payment method	A check with full amount of monthly payment
Security Deposit	Security deposit of NT$140,000 should be paid when signing this agreement

Lessee: UAN Cultural & Creative CO., LTD Taiwan Branch Office

Representative: Janko Lin

Unified business number: 53006502

Address: Floor 8, No.168, Nanhua 1 Street, Taoyuan County, Taiwan

Phone: +886-3-222-9806 Fax: 03-2229020

Guarantor: Janko Lin

ID No.: K220120818

Home address: 2 Floor 8, No.116,2nd Unit, Liuchuan East Rd., 11 Lin, Citizen Li, Western District, Taichung

Guarantor: David Yen

ID No. H120911280

Home Address: Floor 9, No. 123, Unit 1, Sanming Rd., 32 Lin, Qingxi Li, Taoyuan City, Taiyuan County

Guarantor: Wanfang Liu

ID No.: H221514061

Home Address: Floor 11, No. 185, 11 Mingyou Street, 3 Lin, Daxing Li, Taoyuan City, Taoyuan County.

Lesser: Taiwan Life Insurance Co., LTD

Representative: Qinmiao Lin

Unified business number: 80503378

Address: Floor 7, No. 9, Xiangyang Rd., Taichung District, Taipei City

Mailing Address: Floor 16, No. 17, Xuchang St., Taipei city

Phone: (02)2311-6411 Fax: (02)7725-5836

Public of China May 28th, Year 101

Invoice Mailing to	Receiver:	David Yen
	Address:	Floor 8, No.168, Nanhua 1 street, Taoyuan County, Taiwan
	Phone:	03-2229806